UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 27, 2018

ShotSpotter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38107	47-0949915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7979 Gateway Blvd., Suite 210, Newark, California	94560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 794-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01Entry into a Material Definitive Agreement.

Credit Agreement

On September 27, 2018, ShotSpotter, Inc. (the “Company”) entered into a Credit Agreement with Umpqua Bank (the “Umpqua Credit Agreement”), which the Company intends to use for general working capital purposes. The Umpqua Credit Agreement allows the Company to borrow up to $10.0 million under a revolving loan facility (the “Revolving Facility”). Borrowings under the Umpqua Credit Agreement are secured by substantially all of the assets of the Company.   The Umpqua Credit Agreement includes a letter of credit subfacility of up to $3.0 million.  Any amounts outstanding under the letter of credit subfacility reduce the amount available for the Company to borrow under the Revolving Facility.

Under the Umpqua Credit Agreement, the Company has the option to select an interest rate based on either (1) a base rate, which fluctuates daily and is the greater of (a) the prime rate in effect as of any date of determination and (b) the daily LIBOR rate as of such date of determination plus 1.0% per annum or (2) a LIBOR rate, which can be for a period of 30, 60 or 90 days at the Company’s option and is equal to the published rate in the Wall Street Journal for such 30-, 60- or 90-day period two business days prior to the commencement of such period, in each case plus 2.0% per annum.  Any letters of credit issued under the Umpqua Credit Agreement will be subject to a fronting fee of 2.0% per annum.  Borrowings under the Umpqua Credit Agreement may be repaid and reborrowed at any time prior to termination of the Umpqua Credit Agreement.  The Company will be required to repay all amounts outstanding under the Umpqua Credit Agreement on September 27, 2020 or earlier if the Umpqua Credit Agreement is terminated prior to such date.  The Umpqua Credit Agreement also includes an uncommitted incremental facility provision that would allow the Company, subject to satisfaction of certain conditions, including approval by Umpqua Bank, to increase the Revolving Facility up to a total of $25.0 million.

We are subject to certain financial covenants in the Umpqua Credit Agreement, which include: (1) maintaining a ratio of consolidated funded debt, excluding the amount of any unsecured convertible notes issued by the Company, to consolidated earnings before income tax, depreciation and amortization (“Consolidated EBITDA”) of not greater than 3.50 to 1.00 measured at the end of each fiscal quarter; (2) maintaining a minimum amount of unrestricted cash in deposit of not less than $5.0 million with Umpqua Bank, of which at least $2.0 million must be in a demand deposit account determined at the end of each fiscal quarter; (3) maintaining a ratio of Consolidated EBITDA to interest charges of at least 2.00 to 1.00 measured at the end of each fiscal quarter; and (4) maintaining a minimum net profit after taxes of at least $1.00 measured at the end of each fiscal quarter commencing with the fiscal quarter ending December 31, 2018.

The Umpqua Credit Agreement contains various negative covenants that limit, subject to certain exclusions, the Company’s ability to incur indebtedness, make loans, invest in or secure the obligations of other parties, pay or declare dividends, make distributions with respect to the company's securities, redeem outstanding shares of the Company’s stock, create subsidiaries, materially change the nature of its business, enter into related party transactions, engage in mergers and business combinations, the acquisition or transfer of Company assets outside of the ordinary course of business, grant liens or enter into collateral relationships involving company assets or reincorporate, reorganize or dissolve the Company.

The Umpqua Credit Agreement also contains customary indemnification obligations and customary events of default, including, but not limited to, failure to timely make payments when due under the Umpqua Credit Agreement, failure to comply with any of the covenants under the Umpqua Credit Agreement or any other loan document, the occurrence of certain insolvency or bankruptcy-related events, cross-default to certain other indebtedness, entry of certain judgments against the Company which are not discharged or stayed and the occurrence of a “change of control” (as defined in the Umpqua Credit Agreement).

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Umpqua Credit Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShotSpotter, Inc.

Dated: October 1, 2018
	By:	/s/ Alan R. Stewart
Alan R. Stewart
Chief Financial Officer